Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of May 3, 2026, by and between WEX Inc., a Delaware corporation (the “Company”) and Impactive Capital Master Fund LP, a Cayman Islands exempted limited partnership (together with its Affiliates, “Impactive”). The Company and Impactive are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 15 of this Agreement.

WHEREAS, Impactive currently beneficially owns 1,707,253 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), constituting approximately 4.9% of the shares of outstanding Common Stock;

WHEREAS, on February 9, 2026, Impactive provided notice to the Company of its intent to nominate four candidates for election to the board of directors of the Company (the “Board”) at the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”) (such notice, the “Notice”);

WHEREAS, on March 6, 2026, Impactive made a demand for a stockholder list and other books and records of the Company (the “Stockholder List Demand”);

WHEREAS, on March 30, 2026, Impactive provided notice of the withdrawal of one of its candidates for election to the Board;

WHEREAS, on April 3, 2026, Impactive provided a record date supplement to the Notice (the “Supplemental Notice” and collectively with the Notice, the “Impactive Notices”);

WHEREAS, the Company and Impactive have determined to come to an agreement with respect to the foregoing and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Board Composition and Related Matters.

(a) Impactive hereby irrevocably withdraws each of the Impactive Notices and the Stockholder List Demand.

(b) Immediately following the execution of this Agreement, the Company shall take all necessary actions to (i) set the size of the Board to eleven (11) directors as of the 2026 Annual Meeting, (ii) supplement the Company’s proxy statement for the 2026 Annual Meeting to include Kurt Adams and Ellen Alemany (the “Independent Directors”) and Lauren Taylor Wolfe (the “Impactive Designee” and together with the Independent Directors, the “New Directors”) as nominees of the Board, and (iii) nominate solely each of the New Directors, Daniel Callahan, Aimee Cardwell, David Foss, James Groch, Derrick Roman, Melissa Smith, Stephen Smith and Susan Sobbott for election at the 2026 Annual Meeting (collectively, the “2026 Slate”).

(c) In connection with the 2026 Annual Meeting, the Company shall recommend, support and solicit proxies for the election of each nominee on the 2026 Slate in a manner no less rigorous and favorable than the manner in which the Company recommends, supports and solicits proxies for the election of any other nominee. Impactive shall use its reasonable efforts to support the election of each member of the 2026 Slate.

(d) At the first regular meeting of the Board following the 2026 Annual Meeting (the “Board Meeting”), the Board shall take all necessary actions to separate the roles of Chair of the Board (the “Chair”) and Chief Executive Officer. In connection with such separation of the roles, the Board shall dissolve the position of Lead Independent Director.

(e) Immediately following the execution of this Agreement, the Board shall postpone the 2026 Annual Meeting to permit the mailing of revised proxy materials to the Company’s stockholders; provided, the Board shall convene the 2026 Annual Meeting as promptly as possible and in any event, prior to the Board Meeting.

(f) At the Board Meeting, the Board shall determine the composition of the Audit Committee, Nominating and Governance Committee, Leadership Development and Compensation Committee, Technology and Cybersecurity Committee, and the Finance Committee (each, a “Committee” and collectively, the “Standing Committees”) and select new committee chairs for each of the Nominating and Governance Committee and the Leadership Development and Compensation Committee. Notwithstanding the foregoing, at the Board Meeting, the Board shall appoint (i) Ms. Taylor Wolfe to the Nominating and Governance Committee as well as the Audit Committee, (ii) Ms. Alemany to the Nominating and Governance Committee as well as the Finance Committee and (iii) Mr. Adams to the Leadership Development and Compensation Committee as well as the Technology and Cybersecurity Committee. Immediately following the Board Meeting, the Nominating and Governance Committee shall consist of five (5) members. For the avoidance of doubt, there shall be no cap on the size of any Committee.

(g) The Board shall appoint at least one of the New Directors to any new committee of the Board formed prior to the Termination Date (each, a “New Committee”).

(h) The Board shall, in accordance with its customary governance processes, give each of the New Directors the same due consideration for membership on each Standing Committee and any New Committee as any other independent director with similar relevant expertise and qualifications.

(i) Until the earlier of the Nomination Termination Date and the Impactive Principal Termination Date, provided that Impactive’s Net Long Position remains at or above the lesser of (x) three percent (3.0%) of the then-outstanding shares of Common Stock and (y) 1,040,044 shares of Common Stock (subject to adjustment in each case for stock splits, reclassifications, combinations and recapitalizations), in the event that any of the New Directors is no longer able to serve as a director of the Company for any reason, Impactive shall be entitled to propose a Qualified Candidate for the replacement of such director and, subject to the approval of the Board (which shall not be unreasonably withheld, conditioned or delayed), the Board shall appoint such Qualified Candidate as promptly as practicable (such replacement, the “Replacement Director”); provided, however, that if the Board does not approve such Replacement Director to the Board pursuant to this Section 1(i), the parties shall continue to follow the procedures of this Section 1(i) until a Replacement Director is appointed to the Board. A Replacement Director who is appointed to the Board shall be considered a New Director for purposes of this Agreement. As used in this Agreement, “Qualified Candidate” means an individual who (i) qualifies as an “independent director” under the applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and the applicable governance policies of the Company, (ii) unless such individual is proposed as a replacement for the Impactive Designee or any Replacement Director thereof pursuant to this Section 1(i), is not a current or former principal, employee, Affiliate or Associate of Impactive, and (iii) meets all other qualifications required for service as a director set forth in the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), the Amended and Restated By-Laws of the Company (the “By-Laws”), committee charters, corporate governance guidelines and similar governance documents applicable to the current directors (collectively, the “Governance Documents”).

2. Voting Commitment. Until the Termination Date, Impactive shall, and shall cause its Representatives to, appear in person or by proxy at each Stockholder Meeting (including the 2026 Annual Meeting) and to vote, or deliver consents or consent revocations with respect to, all of the shares of Common Stock, beneficially owned by Impactive and over which Impactive has voting power, in accordance with the Board’s recommendations with respect to all proposals submitted to stockholders at each such Stockholder Meeting, in each case as the Board’s recommendation is set forth in the applicable definitive proxy statement, consent solicitation statement or revocation solicitation statement filed by the Company in respect of such Stockholder Meeting. Notwithstanding the foregoing, (a) in the event that Institutional Shareholder Services, Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) issues a voting recommendation that differs from the Board’s recommendation with respect to any proposal submitted to the stockholders at any Stockholder Meeting (other than proposals to elect or remove directors), Impactive shall be permitted to vote in accordance with such ISS or Glass Lewis recommendation for such proposal (and only such proposal), and (b) Impactive shall be permitted to vote in its sole discretion on any proposal(s) on any Extraordinary Transaction that is subject to a vote of the Company’s stockholders. Impactive shall use commercially reasonable efforts (including by calling back any loaned out shares so long as the Company has provided Impactive with at least ten (10) days’ prior written notice of the record date) to ensure that Impactive has voting power for each share beneficially owned by it on the record date for and through each Stockholder Meeting.

3. Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement, without the prior written consent of the Board, Impactive shall not, and shall cause each of its Affiliates and Associates not to, in each case, directly or indirectly, in whole or in part, in any manner:

(a) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis or pursuant to an Extraordinary Transaction approved by the Board), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index fund) or any voting rights decoupled from the underlying voting securities which would result in Impactive owning, controlling or otherwise having any beneficial or other ownership interest of, in the aggregate, more than nine and nine-tenths percent (9.9%) of the shares of Common Stock outstanding at such time;

(b) sell, assign, or otherwise transfer or dispose of Common Stock, or any rights decoupled from such shares, beneficially owned by them, other than in open market sale transactions where the identity of the purchaser is not known or in underwritten widely-dispersed public offerings, to any Third Party that, to Impactive’s knowledge (after reasonable due inquiry in connection with a private, non-open market transaction), would result in such Third Party, together with its Affiliates and Associates, beneficially owning, in the aggregate, more than four and nine-tenths percent (4.9%) of the shares of Common Stock outstanding at such time or would increase the beneficial ownership of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of, in the aggregate, more than four and nine-tenths percent (4.9%) of the shares of Common Stock outstanding at such time (except in each case in a transaction approved by the Board or to Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism);

(c) (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) initiate, knowingly encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, knowingly encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (v) call or seek to call, or request to call, alone or in concert with others, any Stockholder Meeting, whether or not such a meeting is permitted by the Company’s Charter or By-Laws, including any “town hall meeting,” or initiate, knowingly encourage or participate in any stockholder action by written consent; or (vi) initiate, knowingly encourage or participate in any “withhold” or similar campaign with respect to any proposal for consideration at, or other business brought before, any Stockholder Meeting;

(d) form, join or in any way participate in or with any group or agreement of any kind with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than with the members of Impactive or one or more of their Associates who are instructed to comply with the terms and conditions of this Agreement);

(e) deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than (i) any such voting trust, arrangement or agreement solely among members of Impactive, (ii) depositing securities in customary brokerage accounts, margin accounts, prime brokerage accounts or similar account and (iii) as otherwise in accordance with this Agreement);

(f) seek publicly, alone or in concert with others, to amend any provision of the Governance Documents;

(g) demand an inspection of the Company’s books and records;

(h) make any proposal with respect to, or make any statement or otherwise seek to encourage, advise or assist any person in so encouraging or advising: (i) any change in the composition, number or term of directors serving on the Board or the filling of any vacancies on the Board, (ii) any change in the capitalization or dividend policy or share repurchase programs or practices of the Company, (iii) any other change in the Company’s management, governance, corporate structure, business, operations, strategy, affairs or policies, (iv) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (v) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(i) initiate, make, offer, propose to effect or in any way participate, directly or indirectly, in any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(j) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek to effect, offer or propose to effect, cause or participate in, any Extraordinary Transaction; provided, however, that the foregoing shall not restrict Impactive from stating how it intends to vote and the reasons therefor on any Extraordinary Transaction that the Impactive Designee (or any Replacement Director thereto) voted “against” in his or her capacity as a director and has been publicly submitted for the approval of the Company’s stockholders, subject to the limitations set forth in Section 4;

(k) enter into any negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action that is prohibited under this Section 3, or otherwise take or cause any action inconsistent with any of the foregoing;

(l) publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(m) take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement;

provided, however, that the restrictions in this Section 3 shall not prohibit or restrict Impactive or its Representatives from (i) making (A) any factual statement or public disclosure to the extent required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by Impactive or its Representatives) or (B) any private or confidential communication to or with the Board or any officer or director of the Company or legal counsel regarding any matter that is not intended to, and would not reasonably be expected to, trigger or require any public disclosure of such communications for any of the parties, (ii) tendering shares, receiving payment for shares or otherwise participating in any transaction approved by the Board on the same basis as the other stockholders of the Company, subject to the other terms of this Agreement and (iii) making or sending private communications to existing or prospective investors in Impactive or any of its Affiliates, provided that any statements or communications (x) include only publicly available information, (y) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications and (z) are not intended to effect, or influence any other person to undertake or suggest to others that they undertake, any of the actions prohibited by Sections 3 or 4 or that otherwise violate or are inconsistent with this Agreement. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to limit the exercise in good faith by the New Directors of their fiduciary duties in their capacities as a director of the Company. Impactive shall comply with the requirements of Section 13(d) of the Exchange Act, and upon reasonable written notice from the Company to Impactive, Impactive shall provide written confirmation that it is in compliance with said requirements.

4. Mutual Non-Disparagement. Prior to the Termination Date, each party hereby covenants and agrees that it and its respective Representatives, shall not, without the prior written consent of the other party, make any public or private statement, including by filing or furnishing any document to the SEC, or speaking to any analyst, investor, or member of the press or other person, that constitutes an ad hominem attack on, or otherwise disparages, calls into disrepute, slanders, impugns or is done in a manner that criticizes, undermines or otherwise reflects detrimentally on the other party, the other party’s Affiliates or subsidiaries, the other party’s or its Affiliates’ or subsidiaries’ current or former directors in their capacity as such, the other party’s or its Affiliates’ or subsidiaries’ officers or employees (including with respect to such persons’ service at the other party, and including any current officer of a party or a party’s Affiliates or subsidiaries who no longer serves in such capacity following the execution of this Agreement), or any of their businesses, products or services. Each party covenants and agrees that it shall inform any current Representatives who cease to be Representatives prior to the Termination Date of their obligations under this Section 4, and instruct such person to comply with such obligations. A statement in breach of this Section 4 shall only be deemed to be made by the Company if made by a member of the Board or senior management team (which shall include members of the investor relations team), in each case authorized to make such statement, and a statement in breach of this Section 4 shall only be deemed to be made by Impactive if made by a principal or employee of Impactive who is authorized to make such statement. The restrictions in this Section 4 shall not (x) apply (a) to any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (b) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations, in each case of clause (a) or (b), solely to the extent that such restrictions would require a violation of the applicable requirement; or (y) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder. The limitations set forth in this Section 4 shall not prevent any party from responding to any public statement made by the other party of the nature described in this Section 4 if such statement by the other party was made in breach of this Agreement.

5. No Litigation. Each party hereby covenants and agrees that, prior to the Termination Date, it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, threaten, initiate or pursue, or assist any other person to encourage, threaten, initiate or pursue, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives based on information known or that should have been known by such party as of the date of this Agreement, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of, one party or its Affiliates against the other party or any Affiliate of such other party; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives is subject to such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be prohibited by law, other than by a contractual relationship). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party.

6. Public Statements; SEC Filings.

(a) Promptly following the date of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, neither the Company nor Impactive shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party, except as required by law.

(b) No later than four (4) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K, setting forth a brief description of the terms of this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide Impactive with a reasonable opportunity to review and comment on such Form 8-K prior to the filing with the SEC and consider in good faith any comments of Impactive.

(c) Promptly following the date of this Agreement, the Company shall disclose this Agreement in the Company’s proxy statement supplement, which shall be consistent with the disclosures in the Form 8-K. The Company shall provide Impactive with a reasonable opportunity to review and comment on such proxy statement supplement prior to the filing with the SEC and consider in good faith any comments of Impactive.

(d) Except for the issuance of the Press Release, the filing of the Form 8-K and filing of the proxy statement supplement, neither party shall issue any press release or other public statement (including in any filing required under the Exchange Act) about the subject matter of this Agreement or the other party that is inconsistent with the Press Release, Form 8-K and proxy statement supplement, except as required by law, Legal Requirement or applicable stock exchange listing rules or with the prior written consent of the other party and otherwise in accordance with this Agreement.

7. Affiliates and Associates. Each party shall instruct its Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of a party, if such Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party to the same extent as a party to this Agreement.

8. Representations and Warranties.

(a) Impactive represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Impactive represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.

(b) Impactive represents and warrants that, as of the date of this Agreement, it beneficially owns an aggregate of 1,707,253 shares of Common Stock. Impactive represents and warrants that it has voting authority over such shares of Common Stock and owns no Synthetic Equity Interests or any Short Interests in the Company.

(c) The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, and the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

9. Confidentiality.

(a) Impactive acknowledges and agrees that each of the New Directors shall be required to preserve the confidentiality of the Company’s information, including any non-public information entrusted to or obtained by such director by reason of his or her position as a director of the Company.

(b) As a condition to Ms. Taylor Wolfe’s appointment to the Board, Impactive and Ms. Taylor Wolfe shall enter into a confidentiality agreement (the “Confidentiality Agreement”) with the Company substantially in the form attached hereto as Exhibit B.

(c) For the avoidance of doubt, the parties acknowledge and agree that the obligations of Impactive under this Section 9 shall be in addition to, and not in lieu of, Ms. Taylor Wolfe’s confidentiality obligations under Delaware law and the Charter, By-Laws, the Governance Documents and all applicable corporate governance and similar policies of the Company.

10. Termination.

(a) Unless otherwise mutually agreed to in writing by each party, this Agreement shall remain in effect until the later of (i) the date that is thirty (30) days prior to the nomination deadline under the By-Laws for the nomination of director candidates for election to the Board at the 2027 annual meeting of stockholders (the “Nomination Termination Date”) and (ii) the date that is ten (10) days after the Impactive Designee or any Replacement Director thereof ceases to serve as a director on the Board (the “Impactive Principal Termination Date,” and the later of (i) and (ii), the “Termination Date”). Notwithstanding anything to the contrary in this Agreement:

(i) the obligations of Impactive to the Company pursuant to Sections 1 (Board Composition and Related Matters), 2 (Voting Commitment), 3 (Standstill), 4 (Mutual Non-Disparagement), 5 (No Litigation), and 6 (Public Statements; SEC Filings) shall terminate in the event that the Company materially breaches its obligations pursuant to Sections 1 (Board Composition and Related Matters), 4 (Mutual Non-Disparagement) or 5 (No Litigation), or its representations and warranties in Section 8(c) (Representations and Warranties) and such breach (if capable of being cured) has not been cured within fifteen (15) calendar days following written notice of such breach from Impactive, or, if impossible to cure within fifteen (15) calendar days, the Company has not taken substantive action to correct such breach within fifteen (15) calendar days following written notice of such breach from Impactive; provided, however, that the obligations of Impactive pursuant to Section 5 (No Litigation) shall terminate immediately in the event that the Company materially breaches its obligations under Section 5 (No Litigation);

(ii) the obligations of the Company to Impactive pursuant to Sections 1 (Board Composition and Related Matters), 4 (Mutual Non-Disparagement), and 5 (No Litigation) shall terminate in the event that Impactive materially breaches its obligations pursuant to Sections 1 (Board Composition and Related Matters), 2 (Voting Commitment), 3 (Standstill), 4 (Mutual Non-Disparagement), 5 (No Litigation); 6 (Public Statements; SEC Filings) or 9 (Confidentiality), or its representations and warranties in Section 8(a)–(b) (Representations and Warranties) and such breach (if capable of being cured) has not been cured within fifteen (15) calendar days following written notice of such breach from the Company, or, if impossible to cure within fifteen (15) calendar days, Impactive has not taken substantive action to correct such breach within fifteen (15) calendar days following written notice of such breach from the Company provided, however, that the obligations of the Company pursuant to Section 5 (No Litigation) shall terminate immediately in the event that Impactive materially breaches its obligations under Section 5 (No Litigation);

(b) If this Agreement is terminated in accordance with this Section 10, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 12 (Notices), 13 (Governing Law; Jurisdiction; Jury Waiver), 14 (Specific Performance) and 16 (Miscellaneous) shall survive the termination of this Agreement.

11. Expenses. The Company shall reimburse Impactive for its reasonable, documented out-of-pocket fees and expenses (including attorneys’ fees and other legal expenses) incurred by Impactive in connection with its engagement with the Company, including but not limited to, the process involved with preparing to nominate director candidates and the negotiation and execution of this Agreement.

12. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: WEX Inc. 1 Hancock Street Portland, Maine 04101 Attn: Sara T.W. Trickett, Chief Legal Officer and Corporate Secretary Email: [***]

with mandatory copies (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attn: Kai H.E. Liekefett

Jessica Wood

Email: kliekefett@sidley.com

jessica.wood@sidley.com

If to Impactive: Impactive Capital Master Fund LP c/o Impactive Capital LP 450 West 14th Street, 12th Floor New York, New York 10014 Attention: Lauren Taylor Wolfe Email: [***]

with mandatory copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attn: Andrew M. Freedman

Dorothy Sluszka

Email: afreedman@olshanlaw.com

dsluszka@olshanlaw.com

13. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise) or the validity thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by (a) in the case of the Company, service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 12, and (b) in the case of Impactive, by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 12. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

14. Specific Performance. Each party to this Agreement acknowledges and agrees that a non-breaching party would be irreparably injured by an actual breach of this Agreement by another party or its Representatives and that monetary remedies would be inadequate to protect the parties against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if a party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.

15. Certain Definitions and Interpretations. As used in this Agreement:

(a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that after the date hereof become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or Impactive, as applicable, and the term “Affiliate” shall not include any publicly traded portfolio company of Impactive (except for, with respect to the obligations of Impactive hereunder, any portfolio company that acts at the direction or with the knowing encouragement of Impactive or its Affiliates or Associates); provided, further, that, for purposes of this Agreement, Impactive shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of Impactive;

(b) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act;

(c) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or obligated to be closed by applicable law;

(d) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(e) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, restructuring, or other similar corporate transaction with a third party that, in each case, results in a change in control of the Company or the sale, lease or exchange of all or substantially all of its property and assets;

(f) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis; provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature;

(g) the term “Representatives” means (i) a person’s Affiliates and Associates, and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates;

(h) the term “SEC” means the U.S. Securities and Exchange Commission;

(i) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities;

(j) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof;

(k) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and

(l) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to any party.

In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

16. Miscellaneous.

(a) This Agreement and the Confidentiality Agreement contain the entire agreement between the parties and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d) Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g) This Agreement may be executed in one (1) or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

COMPANY:

WEX INC.

By:	/s/ Sara T.W. Trickett
Sara T.W. Trickett
Chief Legal Officer and Corporate Secretary

IMPACTIVE:

IMPACTIVE CAPITAL MASTER FUND LP

By:	Impactive Capital, LLC, its general partner

By:	/s/ Lauren Taylor Wolfe
Lauren Taylor Wolfe
Managing Member

EXHIBIT A

Form of Press Release

WEX and Impactive Capital Announce Cooperation Agreement

Company to Nominate Three New Independent Directors – Kurt Adams, Ellen Alemany, and Lauren
Taylor Wolfe – for Election at the 2026 Annual Meeting of Stockholders

2026 Annual Meeting of Stockholders Rescheduled to May 14, 2026

PORTLAND, Maine, May 4, 2026-- WEX (NYSE: WEX) (“WEX” or the “Company”), a global leader in intelligent payment solutions, today announced that it has entered into a cooperation agreement with Impactive Capital Master Fund LP (“Impactive”).

Under the terms of the agreement, WEX and Impactive have established a refreshed slate including three new independent directors – Kurt Adams, Ellen Alemany, and Lauren Taylor Wolfe (the “New Directors”) – for election to the WEX Board of Directors (the “Board”) at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). In addition to the New Directors, WEX will nominate Daniel Callahan, Aimee Cardwell, David Foss, James Groch, Derrick Roman, Melissa Smith, Stephen Smith and Susan Sobbott. As of the Annual Meeting, the Board will include 11 directors.

In addition, following the Annual Meeting, WEX will separate the roles of Chair and Chief Executive Officer. Melissa Smith will continue to serve as Chief Executive Officer, President, and a member of the Board.

Impactive will withdraw its nomination notice in light of the agreed slate and will support the revised Board at the Annual Meeting. The New Directors will serve on the Board’s Nominating and Governance, Leadership Development and Compensation, Technology and Cybersecurity, Finance and Audit Committees. The agreement also contains customary standstill and non-disparagement provisions and voting commitments.

The Company will file additional proxy materials with the U.S. Securities and Exchange Commission (the “SEC”) reflecting the revised slate of 11 director nominees. Shareholders who have voted on Impactive’s white proxy card will need to submit new voting instructions on the Company’s revised proxy card, which will be distributed to shareholders eligible to vote at the Annual Meeting. To provide shareholders sufficient time to evaluate the updated materials, the Annual Meeting has been rescheduled to May 14, 2026.

“We are pleased to have reached a resolution with Impactive, which will allow the Board and management team to remain focused on executing our strategy, strengthening the business and positioning WEX for continued long-term growth,” said Melissa Smith, CEO of WEX. “This outcome reflects our commitment to constructive dialogue and effective governance. We look forward to working with Kurt, Ellen and Lauren toward our common goal of enhancing value for all shareholders.”

“We believe in the strength of WEX’s businesses and the Company’s opportunity to create meaningful long-term value for shareholders,” said Lauren Taylor Wolfe, Co-Founder and Managing Partner of Impactive. “The new directors joining the Board bring valuable, complementary skillsets – particularly in the areas of governance, capital allocation and operational efficiency. We are confident these additions will benefit the Company as we work closely with Melissa, the management team and the Board to help WEX realize its full potential. We look forward to supporting the newly composed slate of director nominees at the upcoming Annual Meeting.”

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which will be filed as an exhibit to a Current Report on Form 8-K with the SEC.

About Kurt Adams

Mr. Adams has served as the CEO of IPC Systems, Inc., a provider of network services and trading communications technology for financial institutions, since 2024. Previously, he was the CEO of Optum Financial, Inc., a payments and financial services subsidiary of UnitedHealth Group Inc. (NYSE: UNH). Prior to that, he served as Group President of the Corporate Payments division of Fleetcor Technologies, Inc. (n/k/a Corpay, Inc., NYSE: CPAY), from 2015 to 2019. From 2011 until 2015, Mr. Adams served as President – Corporate Payments at U.S. Bancorp (NYSE: USB), and from 2008 until 2011 served as Senior Vice President – Corporate Payments. Mr. Adams has been a member of the board of directors of ConnexPay LLC since April 2024. He previously served on the boards of Optum Bank, Inc., the Utah-chartered industrial bank of Optum, and Elavon Financial Services Limited.

About Ellen Alemany

Ms. Alemany has served as a member of the board of directors of First Citizens BancShares, Inc. (NASDAQ: FCNCA) (“First Citizens”), a commercial bank, since January 2022. She previously served as a special advisor to the Chairman and Chief Executive Officer at First Citizens from January 2023 to December 2023, and as Vice Chairwoman from January 2022 to December 2022. Prior to that, Ms. Alemany was Chairwoman, Chief Executive Officer and President of CIT Group Inc. (“CIT”), an American financial services company, as well as its subsidiary, CIT Bank, N.A., from 2016 until CIT’s merger with First Citizens in January 2022. Ms. Alemany joined CIT as a member of its board of directors in October 2015. She previously served as the head of management structure of The Royal Bank of Scotland (“RBS”) Americas, a British bank and financial services company, from 2007 to 2013. Concurrently, Ms. Alemany served as Chief Executive Officer and Chairwoman of RBS Citizens Financial Group, Inc., a subsidiary of RBS, from 2008 to 2013. Prior to that, Ms. Alemany served as Chief Executive Officer, Global Transaction Services of Citigroup Inc. (NYSE: C), an American multinational investment bank and financial services company. Ms. Alemany previously served as a member of the board of directors of various public companies, including Dun & Bradstreet Holdings, Inc. (formerly NYSE: DNB), Fidelity National Information Services, Inc. (NYSE: FIS), and Automatic Data Processing, Inc. (NASDAQ: ADP).

About Lauren Taylor Wolfe

Ms. Taylor Wolfe is the co-founder and has served as the Managing Partner of Impactive Capital, an active impact investing firm, since its founding in April 2018. Prior to founding Impactive Capital, Ms. Taylor Wolfe served as Managing Director and Investing Partner at Blue Harbour Group, L.P., an investment management firm, from 2007 to January 2018. Earlier in her career, Ms. Taylor Wolfe served as a Portfolio Manager at SIAR Capital LLC, an investment firm specializing in undervalued and emerging growth companies, from 2003 to 2007, and as an Associate at Diamond Technology Partners, a strategic technology consulting firm, from 2000 to 2003. Previously, Ms. Taylor Wolfe served on the boards of directors of Envestnet, Inc. (formerly NYSE: ENV), until it was acquired by a subsidiary of Bain Capital Private Equity, LP in 2024, and HD Supply Holdings, Inc. (formerly NASDAQ: HDS), until it was acquired by The Home Depot, Inc. (NYSE: HD) in 2020.

About WEX

WEX (NYSE: WEX) is the global commerce platform that simplifies the business of running a business. WEX has created a powerful ecosystem that offers seamlessly embedded, personalized solutions for its customers around the world. Through its rich data and specialized expertise in simplifying benefits, reimagining mobility, and paying and getting paid, WEX aims to make it easy for companies to overcome complexity and reach their full potential. For more information, please visit www.wexinc.com.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements including, but not limited to, statements regarding plans, goals, expectations and objectives. Any statements in this communication that are not statements of historical facts are forward-looking statements. When used in this communication, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “positions,” “confidence,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. Forward-looking statements relate to our future plans, objectives, expectations, and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the actual results or performance to be materially different from future results or performance expressed or implied by these forward-looking statements, including, but not limited to, the risks and uncertainties identified in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 13, 2026 and subsequent filings with the SEC. The forward-looking statements speak only as of the date of this communication and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events, or otherwise.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying BLUE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s stockholders for the Company’s 2026 annual meeting of stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE PROXY CARD, AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, an accompanying BLUE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC filings” link in the “Financials” section of the Company’s website at https://ir.wexinc.com/.

For WEX:

News Media Contact:

Edelman Smithfield
WEX@edelman.com

Investor Contact:

WEX

Pedro Alvarez, 207-523-7769

Pedro.Alvarez@wexinc.com

EXHIBIT B

Form of Confidentiality Agreement

Confidentiality Agreement

WEX Inc.

1 Hancock Street

Portland, Maine 04101

May 3, 2026

Impactive Capital Master Fund LP
450 West 14th Street, 12th Floor

New York, New York 10014

Attn: Lauren Taylor Wolfe

Re: Confidentiality Agreement

Ladies and Gentlemen:

This letter agreement shall become effective upon the appointment of Lauren Taylor Wolfe (the “Impactive Designee”) to the Board of Directors (the “Board”) of WEX Inc., a Delaware corporation (the “Company”), pursuant to the Cooperation Agreement, dated as of May 3, 2026 (the “Cooperation Agreement”), by and among the Company, on the one hand, and Impactive Capital Master Fund LP (collectively with its Affiliates “Impactive”). Capitalized terms used and not otherwise defined herein have the meanings given to such terms in the Cooperation Agreement.

Upon the terms of, and subject to the conditions in, this letter agreement, Impactive and its Representatives may receive certain Confidential Information (as defined herein) about the Company and its Affiliates from the Impactive Designee obtained in her capacity as a director of the Company, the disclosure of which could harm the Company or its Affiliates. Notwithstanding any provisions in (or required approval pursuant to) any of the Company’s Code of Business Conduct and Ethics or Corporate Governance Guidelines to the contrary, the Company understands and agrees that, upon the terms of, and subject to the conditions in, this letter agreement, the Impactive Designee may disclose Confidential Information to Impactive or its Representatives, and that such disclosure on the terms of, and subject to the conditions in, this letter agreement shall not constitute a breach of or failure to comply with the Company’s Amended and Restated Certificate of Incorporation (as amended and as may be further amended from time to time), the Company’s Amended and Restated By-Laws (as amended and as may be further amended from time to time), committee charters, corporate governance, ethics, conflict of interest, confidentiality, and similar governance documents that are generally applicable to the Company’s directors.

1.	The Impactive Designee and Impactive understand and agree that the Impactive Designee, when acting in her capacity as a director of the Company, shall be subject in all cases to the fiduciary duties owed to the Company and its stockholders imposed by Delaware law. It is understood and agreed that the Impactive Designee shall not disclose to any person or entity outside the Company or to Impactive or its Representatives (a) any confidential or proprietary information of any third party in the possession of the Company or any of its Affiliates, that the Company or any of its Affiliates is prohibited from disclosing pursuant to a contractual, fiduciary or other legal obligation or duty of confidentiality; and (b) any legal advice or information that is specifically identified to the Impactive Designee, prior to such disclosure, as protected by the Company’s or any of its Affiliates’ attorney-client privilege, attorney work-product privilege or any other applicable privilege (both with respect to internal or external legal counsel). The Company shall, as promptly as reasonably possible and in good faith, respond to any request by the Impactive Designee for guidance as to whether any particular Confidential Information is not to be disclosed by the Impactive Designee in accordance with clause (a) or (b) above, or otherwise in accordance with applicable law. Accordingly, and in furtherance of the foregoing, Impactive agrees not to claim or contend that the Company has waived any attorney client privilege, work product doctrine or any other applicable privilege by permitting the proffer of information pursuant to this letter agreement. The term “Representatives” shall mean (i) with respect to the Company, members of the Board, officers, financial advisers and attorneys and (ii) with respect to Impactive, any of its controlled Affiliates and its and their partners, directors, officers or employees (excluding, for the avoidance of doubt, any member of the Board).

2.	For purposes of this letter agreement, the term “Confidential Information” includes all non-public information (whether or not material to the Company), concerning or relating to the Company that is furnished directly or indirectly by the Company or any of its Representatives on or after the effective date hereof and prior to the termination of this letter agreement, whether or not marked as confidential, whether oral, written or electronic, and regardless of the manner in which it is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials that contain, reference, reflect or are based upon, in whole or in part, any such information. In addition to information regarding Board and committee meetings, discussions, deliberations and decisions, Confidential Information includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company, its customers, suppliers or other stakeholders if disclosed, including but not limited to: (a) non-public information about the Company’s financial condition, forecasts, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures; (b) non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential; and (c) non-public information about discussions, deliberations and decisions relating to business issues between and among the Company’s employees, officers and directors. The term “Confidential Information” does not include information that (i) was within Impactive’s possession or the possession of any of its Representatives prior to the information being furnished to the Impactive Designee by the Company or the Company’s Representatives; (ii) is or becomes available to Impactive or its Representatives from a source other than the Company or the Company’s Representatives; (iii) is or becomes generally available to the public; or (iv) has been or is independently developed by Impactive or its Representatives without the use of the Confidential Information or in violation of the terms of this letter agreement; provided, however, that, in the case of clauses (i), (ii) and (iii) above, such information was not known by Impactive or its Representatives to have been provided in violation of any contractual, fiduciary or other legal obligation of confidentiality owed to the Company or an Affiliate thereof; provided further that, in the case of clauses (ii) and (iii) above, such information becomes available other than as a result of a disclosure by Impactive or its Representatives in violation of this letter agreement. Notwithstanding the foregoing, specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in Impactive’s possession on a non-confidential basis merely because Confidential Information is embraced by more general information in the public domain or in Impactive’s possession prior to the date hereof. Further, any combination of Confidential Information shall not be considered in the public domain or in Impactive’s possession on a non-confidential basis merely because individual elements of such Confidential Information are in the public domain or are in Impactive’s possession prior to the date hereof. For the avoidance of doubt, the term “Confidential Information” shall only include information furnished to the Impactive Designee, or to Impactive or its Representatives (other than by the Impactive Designee), while the Impactive Designee is serving on the Board. Notwithstanding anything to the contrary herein, the Company shall, and shall direct each other person acting on its behalf (other than the Impactive Designee) to, use reasonable best efforts not to provide Impactive or its Representatives (other than the Impactive Designee) with any information that, to the Company’s knowledge, constitutes, or would reasonably be expected to constitute, material non-public information concerning any public company other than the Company.

3.	As a condition to Impactive or any of its Representatives being furnished with the Confidential Information, Impactive agrees to treat as confidential, and to instruct its Representatives to treat as confidential, any Confidential Information that is furnished to Impactive or its Representatives by or on behalf of the Impactive Designee, the Company or the Company’s Representatives in accordance with the provisions of this letter agreement and to take or abstain from taking, and to instruct its Representatives to take or abstain from taking, certain other actions as set forth herein. Impactive further agrees that it shall use the Confidential Information solely for the purpose of monitoring and evaluating Impactive’s investment in the Company; provided, however, that Impactive may disclose the Confidential Information (a) to any of its Representatives who need to know such information for the purpose of monitoring and evaluating their investment in the Company or (b) as the Company may otherwise consent in writing. Impactive shall (i) inform any such Representative of the confidential nature of the Confidential Information and (ii) direct such Representative to keep the Confidential Information strictly confidential according to the terms of this letter agreement. Impactive agrees to be responsible for any breaches of any of the provisions of this letter agreement by any of its Representatives as if they were a party hereto (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against Impactive’s Representatives with respect to such breach).

4.	Impactive hereby acknowledges that it is aware (and Impactive shall also advise each of its Representatives that is provided with Confidential Information) (a) that the Confidential Information may contain material non-public information concerning the Company and (b) that U.S. securities laws and regulations may restrict any person who has material, non-public information concerning an issuer from purchasing or selling securities of such issuer or communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Impactive agrees that it and its Representatives in possession of material non-public information concerning the Company shall refrain from trading in the securities of the Company in violation of U.S. securities laws and regulations while in possession of any such material non-public information. Without limiting the immediately preceding sentence, the Company acknowledges that nothing in this letter agreement shall be deemed to create any duty by either Impactive or any of its Representatives to the Company or any of its affiliates under applicable law that would restrain Impactive or any of its Representatives from purchasing, selling or otherwise trading any securities of the Company or any derivatives of such securities, in each case in accordance with applicable law, on and after the first Open Window Date (as defined below) to occur after the date on which the Impactive Designee ceases to serve on the Board (and Impactive is either restricted from appointing, or has irrevocably waived in writing its right to appoint, a Replacement Director pursuant to the terms of the Cooperation Agreement, such date the “Departure Date”), in each case, in compliance with the Cooperation Agreement. Additionally, upon the request of Impactive, the Company agrees to, as promptly as practicable, and in any event within two (2) business days, notify Impactive in writing (email being sufficient) following such first Open Window Date to occur after the Departure Date that an Open Window Date has occurred. Nothing herein shall constitute an admission that any Confidential Information disclosed hereunder includes material non-public information concerning the Company or any of its affiliates. For purposes of this letter agreement, the term “Open Window Date” means any date on which the Company (i) is in an open trading window pursuant to the Company’s Insider Trading Policy, during which members of the Board are not prohibited from buying, selling or otherwise engaging in transactions in the securities of the Company, (ii) buys, sells or offers to sell securities of the Company in the public markets other than pursuant to a Rule 10b5-1 plan, or (iii) adopts or amends a Rule 10b5-1 plan with respect to securities of the Company.

5.	Notwithstanding anything to the contrary herein, the Company understands and acknowledges that Impactive’s businesses include the analysis of, and investment in, securities, instruments, businesses and assets, and the Confidential Information may serve to give such persons a deeper overall knowledge and understanding in a way that cannot be separated from their other knowledge, and accordingly, the Company agrees that this letter agreement is not intended to restrict the use of such overall knowledge and understanding solely for internal investment analysis purposes, including the purchase, sale, consideration of, and decisions related to, other investments. Nothing in this letter agreement shall be understood to prohibit or otherwise limit Impactive from negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or other basket of securities which may contain, or otherwise reflect the performance of, any securities of the Company.

6.	Notwithstanding anything to the contrary provided in this letter agreement, in the event Impactive or any of its Representatives receives a request pursuant to a Legal Requirement or is otherwise required pursuant to applicable law, regulation or the rules of any governmental, national securities exchange or other regulatory authority to disclose all or any part of the Confidential Information (as determined based on the advice of outside legal counsel), Impactive agrees, and agrees to instruct its Representatives, to the extent permitted by applicable law, (a) to promptly notify the Company of the existence, terms and circumstances surrounding such Legal Requirement or other requirement and (b) to reasonably cooperate with the Company, at the Company’s sole expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances. Notwithstanding the foregoing, no such notice shall be required in the case of disclosure required by a routine audit or regulatory or administrative review not specifically related to the Confidential Information, the Company, or Impactive’s interactions with the Company. In the event that such protective order or other remedy is not obtained or not available or that the Company waives compliance with the provisions hereof, Impactive or its Representatives, as the case may be, (i) may disclose only that portion of the Confidential Information which Impactive or its Representatives are advised by its outside legal counsel, is legally required to be disclosed, (ii) shall inform the recipient of such Confidential Information of the existence of this letter agreement and the confidential nature of such Confidential Information and (iii) shall exercise reasonable efforts, at the Company’s sole expense, to obtain assurances that confidential treatment will be accorded to the Confidential Information. For the avoidance of doubt, it is understood and agreed that there shall be no Legal Requirement, “applicable law,” “regulation” or “rule” requiring any party or any of its Representatives to make any disclosure of any kind solely by virtue of the fact that, absent such disclosure, such person would be prohibited from purchasing, selling or engaging in voluntary transactions with respect to the securities of the Company or such person would be unable to file any proxy materials or tender or exchange offer materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder.

7.	Within 10 days following the termination of this letter agreement in accordance with its terms and at Impactive’s option, Impactive and its Representatives shall either promptly (a) destroy or cause to be destroyed the Confidential Information and any copies thereof or (b) return or cause to be returned to the Company all Confidential Information and any copies thereof, and in either case, certify in writing to the Company that all such material has been destroyed or returned, as applicable, in compliance with this letter agreement; provided, however, that Impactive and its Representatives shall be permitted to retain Confidential Information (i) to the extent necessary to comply with applicable law, rule or regulation of any national securities exchange or other governmental or regulatory authority, professional standards or generally applicable document retention policies of Impactive or its Representatives or electronic backup and archival procedures maintained in the ordinary course of business or (ii) to the extent disclosed pursuant to a Legal Requirement. To the extent any Confidential Information is retained pursuant to the preceding sentence, Impactive and its Representatives shall continue to be bound by the obligations contained herein with respect to such Confidential Information retained by Impactive or its Representatives for such period of time as Impactive and its Representatives shall possess such Confidential Information.

8.	Impactive agrees that it shall, at Impactive’s sole expense, use its commercially reasonable efforts to undertake all measures necessary or appropriate, including, without limitation, court proceedings, (a) to restrain the Representatives of Impactive from prohibited or unauthorized disclosure or use of any Confidential Information and (b) to safeguard and protect the confidentiality of the Confidential Information disclosed to Impactive or any of its Representatives and to prevent the use of any Confidential Information in any way that would violate any applicable law or this letter agreement. Impactive shall notify the Company promptly, in writing, of any misuse, misappropriation or unauthorized disclosure of any Confidential Information which may come to Impactive’s attention. Impactive shall be responsible for any breach of this letter agreement by Impactive and any deemed breach of this letter agreement by any of Impactive’s Representatives and by any other person to whom Impactive discloses any Confidential Information, whether or not such disclosure is permitted hereunder, as if such Representatives or other persons were parties hereto and had Impactive’s obligations hereunder, and Impactive shall indemnify the Company for all damages arising from the foregoing.

9.	Each party acknowledges and agrees that the other party would be irreparably injured by an actual breach of this letter agreement and that monetary remedies would be inadequate to protect such party against any actual or threatened breach or continuation of any breach of this letter agreement. Without prejudice to any other rights and remedies otherwise available to either party under this letter agreement, the Company and Impactive shall each be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief, without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this letter agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.

10.	Impactive agrees that (a) none of the Company or its Representatives shall have any liability to Impactive or any of its Representatives resulting from the selection, use or content of the Confidential Information by Impactive or its Representatives and (b) none of the Company or its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information. This letter agreement shall not create any obligation on the part of the Company or its Representatives to provide Impactive or its Representatives with any Confidential Information, nor shall it entitle Impactive or its Representatives to participate in any meeting of the Board or any committee thereof. All Confidential Information shall remain the property of the Company and its Affiliates. Neither Impactive nor any of its Representatives shall by virtue of any disclosure of, and/or Impactive’s or its Representatives’ use of, any Confidential Information acquire any rights with respect thereto; all such rights shall remain exclusively with the Company and its Affiliates.

11.	Except as otherwise set forth herein, this letter agreement and the obligations and restrictions hereunder shall terminate 15 months from the Departure Date; provided, however, that any liability for breach of this letter agreement prior to termination under this Section 11 shall survive such termination.

12.	No failure or delay by any party or any of its Representatives in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by Impactive and the Company.

13.	The illegality, invalidity, or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity, or enforceability of any other provision hereof.

14.	This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles that would require the application of laws of another jurisdiction. Each party hereto hereby irrevocably and unconditionally consents to the exclusive institution and resolution of any Legal Proceeding with respect to or arising out of this letter agreement brought by any party hereto in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding with respect to or arising out of this letter agreement in such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING WITH RESPECT TO OR ARISING OUT OF THIS LETTER AGREEMENT.

15.	In addition, in the event of a Legal Proceeding relating to this letter agreement or the Cooperation Agreement between the Company and Impactive, if the Impactive Designee incurs any legal or other fees, costs or expenses in her capacity as a deponent, witness or other nonparty, the breaching party shall promptly, upon demand therefor from the Impactive Designee, reimburse the Impactive Designee for all such reasonable fees, costs and expenses.

16.	Any notice or other communication required or permitted under this letter agreement to the Company or Impactive shall be provided pursuant to Section 12 of the Cooperation Agreement.

17.	Other than the Cooperation Agreement (including the exhibits thereto), this letter agreement constitutes the only agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. For the avoidance of doubt, nothing in this letter agreement supplements, modifies or amends the standstill restrictions, the entirety of which are contained in Section 3 of the Cooperation Agreement. This letter agreement may be amended only by an agreement in writing executed by the Company and Impactive.

18.	This letter agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except for any assignment to any acquirer of the Company or of all, or substantially all, of the Company’s assets, any assignment of this letter agreement by Impactive (including by operation of law) or the Impactive Designee without the prior written consent of the Company shall be void ab initio. Any acquirer of the Company or of all, or substantially all, of the Company’s assets shall be entitled to the benefits of this letter agreement, whether or not this letter agreement is assigned to such acquirer.

19.	This letter agreement may be executed in separate counterparts (including by fax, .jpeg, .gif, .bmp and ..pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Pages Follow]

Very truly yours,

WEX INC.

By:
Name:	Sara T.W. Trickett
Title:	Chief Legal Officer and Corporate Secretary

SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT

ACCEPTED AND AGREED TO BY:

IMPACTIVE DESIGNEE

Lauren Taylor Wolfe

Impactive Capital Master Fund LP

By:
Name:	Lauren Taylor Wolfe
Title:	Managing Member

SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT